                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            NATIONAL SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
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
   [LOGO]

                       NATIONAL SEMICONDUCTOR CORPORATION
                    2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 25, 1998

    NOTICE is hereby given that the Annual Meeting of Stockholders of NATIONAL SEMICONDUCTOR CORPORATION, a Delaware corporation (the "Company"), will be held at 10:00 A.M., California time, on September 25, 1998, in the Oak/Fir Ballrooms of the Doubletree Hotel, 2050 Gateway Place, San Jose, California, for the following purposes:

    1.To elect a Board of seven Directors; and

    2.To transact such other business as may properly come before such meeting or any adjournments thereof.

    The record date for the meeting is the close of business on August 20, 1998 and only the holders of Common Stock of the Company on that date will be entitled to vote at such meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ JOHN M. CLARK III

                                          JOHN M. CLARK III
                                          SECRETARY

August 20, 1998

                      PLEASE RETURN YOUR SIGNED PROXY CARD

PLEASE COMPLETE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY TELEPHONE OR INTERNET, BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU VOTE BY TELEPHONE OR INTERNET, YOU DO NOT HAVE TO MAIL IN YOUR PROXY CARD. VOTING IN ADVANCE BY MAIL, TELEPHONE OR INTERNET WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING. IT WILL, HOWEVER, HELP ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.

   [LOGO]

                       NATIONAL SEMICONDUCTOR CORPORATION
                    2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090
                       SANTA CLARA, CALIFORNIA 95052-8090

          PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 1998

                     SOLICITATION OF PROXY AND REVOCABILITY

    This Proxy Statement is furnished to stockholders of NATIONAL SEMICONDUCTOR CORPORATION (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the 1998 Annual Meeting of Stockholders of the Company to be held on September 25, 1998 or any adjournments thereof. Proxies in the form enclosed, which are properly executed by stockholders and returned to management, or voted by telephone or internet and not later revoked, will be voted at such meeting and, where specification is made on the ballot, will be so voted. Proxies received without specification, unless revoked, will be voted for management's proposals. Management also will use authority granted by proxies to vote in their discretion on any proposals presented at the meeting by proponents who have failed to notify the Company by June 29, 1998 that they intend to present a proposal at the meeting.

    Any person giving a proxy in the form accompanying this statement may revoke it at any time prior to its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation, by voting by telephone or internet at a later date, or by signing and submitting another proxy card with a later date. It may also be revoked by attending the meeting and voting in person.

    The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxies, and any additional material which may be furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians to forward to beneficial owners of stock held in their names. Proxies may be solicited by directors, officers, or regular employees of the Company in person or by telephone or telegraph. The Company has retained Corporate Investor Communications, Inc., 111 Commerce Rd., Carlstadt, New Jersey 07072-2586 to assist in the solicitation of proxies from brokers and nominees for a fee of approximately $6,500 plus out-of-pocket expenses, and Boston EquiServe, L.P., P.O. Box 1628, Boston, Massachusetts 02105-9903 to assist in the counting of proxies for a fee of approximately $4,350 plus out-of-pocket expenses. August 20, 1998 is the approximate date this Proxy Statement and accompanying proxy will be first sent to stockholders of the Company.

                             ELECTION OF DIRECTORS

    It is recommended that the Board of Directors for the ensuing year consist of seven of the eight directors who presently constitute the Board. Charles E. Sporck, who served on the Board from 1967, retired from the Board in July 1998. Robert Beshar, currently a member of the Board, is retiring from the Board effective at the 1998 Annual Meeting. Directors elected at the meeting are elected to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or unwilling to serve as a director.

    The following table indicates the age, principal occupation or employment of each nominee and the year in which each nominee became a director of the Company.

                                                                                                               DIRECTOR
NOMINEE                                      PRINCIPAL OCCUPATION DURING LAST FIVE YEARS           AGE(1)        SINCE
------------------------------------  ---------------------------------------------------------  -----------  -----------
Brian L. Halla......................  Chairman of the Board, President and Chief Executive               51         1996
                                       Officer of the Company(2)

Gary P. Arnold......................  Chairman, President and Chief Executive Officer of                 56         1989
                                       Analogy, Inc.(3)

E. Floyd Kvamme.....................  Partner, Kleiner Perkins Caufield & Byers, venture                 60         1998
                                       capital firm(4)

Modesto A. Maidique.................  President, Florida International University(5)                     58         1993

Edward R. McCracken.................  Chairman and Chief Executive Officer of Silicon Graphics,          54         1995
                                       Inc.(6)

J. Tracy O'Rourke...................  Chairman and Chief Executive Officer of Varian                     63         1992
                                       Associates, Inc.(7)

Donald E. Weeden....................  Chairman of the Board of Weeden Securities Corporation(8)          67         1962

------------------------

(1) Age is at May 31, 1998, the last day of the Company's fiscal year.

(2) Mr. Halla joined the Company in May 1996. Prior to joining the Company, he was Executive Vice President of LSI Logic Products at LSI Logic Corporation and had also held positions at LSI Logic Corporation as Senior Vice President and General Manager, Microprocessor/DSP Products Group and Vice President and General Manager, Microprocessor Products Group.

(3) Mr. Arnold was Vice President and Chief Financial Officer of Tektronix, Inc. until October, 1992. Mr. Arnold also served as Vice President, Finance and Chief Financial Officer of the Company from 1983 to 1990. Mr. Arnold is a director of Analogy, Inc.

(4) Mr. Kvamme is a director of Brio Technology, Inc., Harmonic Lightwaves, Inc., Photon Dynamics, Inc., Power Integrations, Inc., Prism Solutions, Inc. and Triquint Semiconductor, Inc. Mr. Kvamme was a Vice President of the Company and President of its former National Advanced Systems Corporation subsidiary until his departure from the Company in December 1982.

(5) Dr. Maidique is a director of Carnival Corporation.

(6) Mr. McCracken was Chairman and Chief Executive Officer of Silicon Graphics until January 1998. Mr. McCracken is a director of Minnesota Mining and Manufacturing Company and Tularik, Inc.

(7) Mr. O'Rourke is a director of Varian Associates, Inc. and General Instrument Corporation.

(8) Mr. Weeden retired as Managing Partner of Weeden & Co., L.P., security dealers in April 1995. Mr. Weeden is a director of UAS Automation Systems, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    During fiscal year 1998, the Board of Directors held eight meetings and acted twice by consent without a meeting. All nominees for director attended more than 75% of the aggregate number of meetings of the Board and committees of the Board on which they served during the year.

    During fiscal 1998, the Audit Committee of the Board met four times. This committee has the responsibility to review and approve the scope of the annual audit; to recommend to the Board the appointment of the independent public accountants; to interview the independent public accountants for review and analysis of the Company's financial staff, systems, and adequacy of controls; and to review any non-audit services of the independent public accountants. Current members of the Audit Committee are Messrs. Arnold, Beshar, McCracken and Weeden.

    The Stock Option and Compensation Committee of the Board, which held five meetings and acted once by consent without a meeting during fiscal 1998, has the responsibility for administering the Company's various stock option plans, reviewing and evaluating the Company's compensation programs and plans, and establishing and administering the compensation policy and executive pay programs for the Company's executive officers, including setting compensation, base salary, bonuses and other incentive awards. This committee also has the responsibility to make recommendations to the Board concerning amendments to the stock option plans and certain other compensation plans and, in certain instances, to make amendments to such plans. The current members of this committee are Messrs. Maidique, O'Rourke and Weeden.

    The Director Affairs Committee of the Board, which held three meetings during fiscal 1998, has the responsibility to make recommendations to the Board on nominees to be designated by the Board for election as directors, and to review and make recommendations to the Board concerning corporate governance policies and procedures. The members of this committee are Messrs. Arnold, Beshar, Kvamme, Maidique, and O'Rourke. Mr. Sporck, who retired from the Board in July 1998, was also a member of this Committee during fiscal 1998. Any stockholder who wishes to recommend a prospective nominee for the Board for the Director Affairs Committee's consideration may write: Brian L. Halla, Chairman, President and CEO, National Semiconductor Corporation, 1090 Kifer Road, M/S 16-100, Sunnyvale, California 94086-3737.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, the current members of the Stock Option and Compensation Committee are Messrs. Maidique, O'Rourke and Weeden. The members of the Stock Option and Compensation Committee do not have any compensation committee interlocks or insider participation and there are no other interlocks or insider participation to report.

DIRECTOR COMPENSATION

    Each non-employee director receives an annual fee of $20,000, $1,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Committee chairmen receive an additional annual chairman's fee of $5,000. In addition, each director is reimbursed for expenses incurred in connection with these meetings. During fiscal 1998, Mr. Beshar also received an additional fee of $12,000 for legal services provided to the Board.

    Under the Director Stock Plan, non-employee directors automatically receive 1,000 shares of the Company's Common Stock (i) upon their date of appointment to the Board; and (ii) on the date of each subsequent reelection to the Board by the stockholders. Under amendments to the Director Stock Plan approved in fiscal 1998, non-employee directors may elect to take their fees for Board membership and committee chairmanship in Company stock. During fiscal 1998, a total of 9,086 shares of Company Common Stock were issued under the Director Stock Plan. Under the Director Stock Option Plan, non-employee directors were automatically granted an option for 10,000 shares upon approval of the Director Stock Option Plan in September 1997. Each new non-employee director is also granted an option for 10,000 shares upon initial appointment to the Board. At each subsequent election by stockholders, non-employee directors are granted an option for 5,000 shares. During fiscal 1998, a total of 80,000 options was granted to non-employee directors at prices ranging from $16.875 to $42.1875.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10 percent of the Company's Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of and transactions in the Company's securities, and furnish the Company copies of all such reports they file. Based upon the copies of those reports furnished to the Company, and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended May 31, 1998 were met in a timely manner by its executive officers, Board members and greater than 10 percent stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN. UNLESS INDICATED OTHERWISE ON THE PROXY, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES. IN ORDER TO BE ELECTED, A NOMINEE FOR DIRECTOR MUST BE APPROVED BY THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE SHARES PRESENT AND ENTITLED TO VOTE.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock (its only class of equity securities outstanding) as of June 28, 1998 by each director and nominee, the individuals named in the Summary Compensation Table, and all directors and executive officers as a group:

COMMON STOCK

                                                                        AMOUNT AND NATURE OF  PERCENT OF
NAME OF BENEFICIAL OWNER                                                BENEFICIAL OWNERSHIP     CLASS
----------------------------------------------------------------------  --------------------  -----------
Brian L. Halla........................................................      1,209,487(1)           *
Gary P. Arnold........................................................         16,000(2)           *
Robert Beshar.........................................................        151,260(3)           *
E. Floyd Kvamme.......................................................         23,785              *
Modesto A. Maidique...................................................         15,000(4)           *
Edward R. McCracken...................................................         31,293(5)           *
J. Tracy O'Rourke.....................................................         17,043(6)           *
Charles E. Sporck.....................................................         85,077(7)           *
Donald E. Weeden......................................................         21,000(8)           *
Kamal K. Aggarwal.....................................................         45,389(9)           *
Michael Bereziuk......................................................         39,599(10)          *
Patrick J. Brockett...................................................         92,577(11)          *
Donald Macleod........................................................        182,870(12)          *
All directors and executive officers as a group.......................      2,607,925(13)          1.58%

------------------------

   * Less than 1 percent

 (1) Includes 100,000 shares of restricted stock held by Mr. Halla and 1,062,500 shares which Mr. Halla has the right to acquire within 60 days through the exercise of stock options.

 (2) Includes 10,000 shares which Mr. Arnold has the right to acquire within 60 days through the exercise of stock options.

 (3) Includes 24,510 shares owned by Mr. Beshar's adult children in respect of which Mr. Beshar disclaims beneficial ownership and 10,000 shares which Mr. Beshar has the right to acquire within 60 days through the exercise of stock options. Mr. Beshar is retiring from the Board in September 1998.

 (4) Includes 10,000 shares which Mr. Maidique has the right to acquire within 60 days through the exercise of stock options.

 (5) Includes 10,000 shares which Mr. McCracken has the right to acquire within 60 days through the exercise of stock options.

 (6) Includes 10,000 shares which Mr. O'Rourke has the right to acquire within 60 days through the exercise of stock options.

 (7) Includes 10,000 shares which Mr. Sporck has the right to acquire within 60 days through the exercise of stock options. Mr. Sporck retired from the Board in July 1998.

 (8) Includes 5,000 shares held by a trust of which Mr. Weeden is a beneficiary and 10,000 shares which Mr. Weeden has the right to acquire within 60 days through the exercise of stock options.

 (9) Includes 70 shares held by a trust of which Mr. Aggarwal is a beneficiary and 43,750 shares which Mr. Aggarwal has the right to acquire within 60 days through the exercise of stock options.

 (10) Includes 349 shares owned by a trust of which Mr. Bereziuk is a beneficiary and 39,250 shares which Mr. Bereziuk has the right to acquire within 60 days through the exercise of stock options.

 (11) Includes 327 shares owned by a trust of which Mr. Brockett is a beneficiary and 92,250 shares which Mr. Brockett has the right to acquire within 60 days through the exercise of stock options.

 (12) Includes 957 shares owned by a trust of which Mr. Macleod is a beneficiary and 159,300 shares which Mr. Macleod has the right to acquire within 60 days through the exercise of stock options.

 (13) Includes 434 shares owned by spouses, 4,206 shares owned by minor children, 24,510 shares owned by adult children in respect of which beneficial ownership is disclaimed, 11,096 shares owned by trusts of which the officer and/or director is a beneficiary and 1,847,602 shares which can be acquired within 60 days through the exercise of stock options.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, to or on behalf of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during fiscal 1998 (collectively hereinafter referred to as the named executive officers) for the last three fiscal years ended May 26, 1996, May 25, 1997 and May 31, 1998:

                         SUMMARY COMPENSATION TABLE(1)

                                                                       ANNUAL COMPENSATION
                                                                ----------------------------------
             NAME AND                                             SALARY                 BONUS
        PRINCIPAL POSITION                        YEAR             ($)                  ($)(2)
-----------------------------------               ----          ----------           -------------
Brian L. Halla.....................               1998          $ 698,880            $    175,000
  Chairman, President and                         1997            632,500               1,000,000
  CEO(6)                                          1996             40,000

Kamal K. Aggarwal..................               1998            316,158                 104,000
  Executive Vice President,                       1997            159,225                 290,000(9)
  Central Technology and                          1996
  Manufacturing Group(8)

Michael Bereziuk...................               1998            321,676                 143,600
  Senior Vice President,                          1997            240,663                 240,000
  Worldwide Marketing                             1996            224,850                  50,354
  and Sales

Patrick J. Brockett................               1998            340,615                  87,300
  Executive Vice President                        1997            322,289                 255,000
  and General Manager,                            1996            299,241                  99,128
  Analog Group

Donald Macleod.....................               1998            341,149                 112,100
  Executive Vice President, Finance               1997            316,440                 370,000
  and Chief Financial Officer                     1996            289,419                  97,502

                                                         LONG-TERM COMPENSATION
                                             ----------------------------------------------

                                                        AWARDS
                                             ----------------------------
                                                              SECURITIES         PAYOUTS
                                              RESTRICTED      UNDERLYING      -------------        ALL OTHER
             NAME AND                        STOCK AWARDS      OPTIONS        LTIP PAYOUTS        COMPENSATION
        PRINCIPAL POSITION                        ($)           (#)(3)           ($)(4)              ($)(5)
-----------------------------------          -------------   ------------     -------------     ----------------
Brian L. Halla.....................                              250,000                        $        15,735
  Chairman, President and                                        500,000                                 25,858
  CEO(6)                                     $  3,250,000(7)     500,000
Kamal K. Aggarwal..................                               75,000                                  7,607
  Executive Vice President,                                      100,000                                  9,434
  Central Technology and
  Manufacturing Group(8)
Michael Bereziuk...................                               75,000                                 10,044
  Senior Vice President,                                          75,000                                 13,579
  Worldwide Marketing                                              7,500                                 12,848
  and Sales
Patrick J. Brockett................                               50,000                                 16,351
  Executive Vice President                                       100,000                                 23,272
  and General Manager,                                            27,000      $     248,951              21,442
  Analog Group
Donald Macleod.....................                               75,000                                 16,309
  Executive Vice President, Finance                              100,000                                 22,708
  and Chief Financial Officer                                     13,000            248,951              20,708

------------------------

(1) As to the columns omitted, the answer is none.

(2) Bonuses paid under the Company's Executive Officer Incentive Plan or the Key Employee Incentive Plan, except as noted.

(3) Options granted under the Stock Option Plan. Excludes options and purchase rights granted under the Employees Stock Purchase Plan.

(4) LTIP Payouts were made under the Performance Award Plan. Messrs. Halla, Aggarwal and Bereziuk were not participants in the Performance Award Plan cycle that paid out at the end of fiscal 1996 and there was no payout at the end of either fiscal 1997 and 1998. Awards were paid partly in cash and partly in stock and the payout amount shown is a total of the fair market value of the stock on the payout date plus the cash portion of the award. The Company has ceased to grant target awards, which are expressed in Performance Award Plan units, under the Performance Award Plan.

(5) Consists of the following:

    (a) contributions and allocations to the Company's defined contribution retirement plans:

                            MR. HALLA   MR. AGGARWAL   MR. BEREZIUK  MR. BROCKETT  MR. MACLEOD
                           -----------  -------------  ------------  ------------  ------------
1998.....................   $  14,986     $   7,263     $    9,743    $   10,397    $   10,328
1997.....................      25,164         9,247         13,329        17,567        16,976
1996.....................           0             0         12,506        17,113        15,554

    (b) value of life insurance premiums paid by the Company for term life insurance:

                            MR. HALLA    MR. AGGARWAL     MR. BEREZIUK    MR. BROCKETT    MR. MACLEOD
                           -----------  ---------------  ---------------  -------------  -------------
1998.....................   $     749      $     344        $     301       $   5,954      $   5,981
1997.....................         694            187              250           5,706          5,732
1996.....................           0             30              342           5,130          5,154

(6) Mr. Halla joined the Company in May 1996.

(7) Value shown is based on the closing market price on date of grant. The total number of shares of restricted stock held by Mr. Halla at the 1998 fiscal year end was 100,000, valued at $1,625,000, based on the closing market price on the last trading day of the fiscal year. 200,000 shares of restricted stock were originally awarded in fiscal 1996 to Mr. Halla. The restrictions on the restricted stock lapse in equal amounts of 50,000 shares over a period of four years on each anniversary of the grant date, commencing May 3, 1997. Although the Company has never paid dividends on its common stock, if any dividends are paid, they will be paid on the restricted stock.

(8) Mr. Aggarwal joined the Company in November 1996 during the 1997 fiscal year.

(9) Includes amounts paid as sign-on bonus.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options in fiscal 1998 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

                                               SHARES
                                             UNDERLYING     % OF TOTAL
                                               OPTIONS    OPTIONS GRANTED  EXERCISE OR                GRANT DATE
                                               GRANTED    TO EMPLOYEES IN  BASE PRICE   EXPIRATION   PRESENT VALUE
NAME                                           (#)(1)     FISCAL YEAR(2)    ($/SH)(3)      DATE         ($)(4)
-------------------------------------------  -----------  ---------------  -----------  -----------  -------------
Brian L. Halla.............................     250,000           2.40      $  31.375      6-26-07    $ 4,667,228
Kamal K. Aggarwal..........................      75,000            .72         31.375      6-26-07      1,403,168
Michael Bereziuk...........................      50,000            .48         31.375      6-26-07        935,446
                                                 25,000            .24         26.250      1-20-08        391,322
Patrick J. Brockett........................      50,000            .48         31.375      6-26-07        935,446
Donald Macleod.............................      75,000            .72         31.375      6-26-07      1,403,168

------------------------

(1) Options granted under the Stock Option Plan during fiscal 1998. Options are granted at fair market value at date of grant and are exercisable over the optionee's period of service with the Company, measured from the grant date, from one to four years after the date of grant. Each option has a maximum term of ten years and one day, subject to earlier termination in the event of the optionee's termination of employment with the Company.

(2) A total of 10,428,818 options were granted to employees, including executive officers, during fiscal 1998.

(3) The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or in a combination of cash and stock. The Stock Option and Compensation Committee (the "Committee") permits payment of all or part of required withholding taxes due upon exercise of the option by withholding of shares, valued at the fair market value of the Company's Common Stock on the date of exercise, otherwise issuable upon exercise of the option.

(4) Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions: risk free rate of return of 6.27%, no dividend yield, time of exercise of ten years, discount for vesting restrictions of 3% per year, and annualized volatility of 42.1% (based on historical stock prices for five years preceding the grant date).

OPTION EXERCISES

    The following table provides information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION VALUES(1)

                                                                             NUMBER OF
                                                                            SECURITIES
                                                                            UNDERLYING
                                                                            UNEXERCISED      VALUE OF UNEXERCISED
                                                                            OPTIONS AT       IN-THE-MONEY OPTIONS
                                                                            FY-END (#)         AT FY-END ($)(3)
                                                              VALUE     -------------------  --------------------
                                           SHARES ACQUIRED   REALIZED      EXERCISABLE/          EXERCISABLE/
NAME                                       ON EXERCISE (#)    ($)(2)       UNEXERCISABLE        UNEXERCISABLE
-----------------------------------------  ---------------  ----------  -------------------  --------------------
Brian L. Halla...........................             0     $        0    1,000,000/250,000   $        437,000/0
Kamal K. Aggarwal........................             0              0       25,000/150,000                  0/0
Michael Bereziuk.........................        46,250        968,553        8,000/136,750         2,077/68,846
Patrick J. Brockett......................             0              0       54,750/141,750        41,248/92,883
Donald Macleod...........................             0              0      115,550/159,750       780,377/92,883

------------------------

(1) Excludes any shares that can be acquired under the Company's Employees Stock Purchase Plan.

(2) Market value of the underlying shares based on the opening price of the Company's Common Stock on the date of exercise less the exercise price.

(3) Represents the difference between $16.687, the market price of the Company's Common Stock at fiscal year end, and the exercise price.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    Although the Company has not in the past used employment contracts for its executive officers or entered into special compensatory plans or arrangements for compensation of executive officers upon termination of employment or change of control of the Company, during fiscal 1998 the Company did enter into change of control employment agreements with each member of the Company's Executive Staff, including the named executive officers. The agreements provide for continued employment of the officer for a period of three years in the event of a change of control in the Company. If, during the three year period, the officer's employment is terminated for reasons other than cause, death or disability or the officer terminates employment for good reason, (cause, disability and good reason all as defined in the agreement), the officer is to receive a lump sum cash payment consisting of (i) the officer's base salary through the date of termination; (ii) a proportionate bonus based on the higher of the officer's most recent annual bonus or the bonus for the prior fiscal year (the "Highest Annual Bonus"); (iii) the product of 2.99 times the sum of the officer's base salary and the "Highest Annual Bonus"; and (iv) any unpaid deferred compensation and vacation pay. In addition, the officer is entitled to continued health and welfare benefits for three years after termination and to receive a lump sum payment equal to the actuarial value of service credits for three years under the Company's pension and retirement plans then in effect. Subject to certain limitations, the officer is also entitled to receive a gross-up amount to compensate the officer for any Internal Revenue Code golden parachute excise taxes.

    In instances where employment of executive officers is terminated other than in change of control situations, executive officers are entitled to receive the same benefits as any other terminating employee, including payment of accrued vacation. Executive officers whose employment is terminated by the Company by reason of reduction-in-force have received under Company practice salary and benefits for six months to one year after the date of termination. In addition, the Company has a program to provide medical and dental coverage for certain retired directors and certain other retired officers at the vice president or higher level appointed by the Board, with the amounts paid by the Company for coverage treated as income to the recipient.

    The Board has adopted a retirement policy for members of the Board of Directors providing for the payment of the annual director's fee (currently $20,000 per year) for a period of one half of the number of years the director served on the Board, with such payments limited to a maximum of twelve years. One retired director received payments under this policy during fiscal 1998. The retirement policy was terminated in fiscal 1998 for all current directors who have served for less than six years and all future directors. The Company also has entered into a ten year consulting agreement with Peter J. Sprague, who retired from the Board of Directors and his position as Chairman of the Board in 1995 after thirty years of service, providing for the payment of $250,000 per year.

               STOCK OPTION AND COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The Stock Option and Compensation Committee (the "Committee") of the Board of Directors has furnished the following report on executive compensation:

COMPENSATION PHILOSOPHY

    Under the supervision of the Committee, the Company has implemented compensation policies, plans and programs designed to enhance the Company's profitability and stockholder value by seeking to align the financial interests of the Company's senior managers with those of its stockholders. Compensation for each of the officers identified in the proxy statement ("Named Officers"), as well as other individuals designated by the Board as officers subject to
Section 16 of the Securities and Exchange Act of 1934 ("Executive Officers"), consists of a base salary and annual and long-term incentive compensation. Base salaries are fixed to be competitive in the electronics industry. Annual incentive compensation is more variable and closely tied to performance for the fiscal year in question. Long term incentive compensation is made in equity, designed to create long term incentives based on increase in stockholder return. More specific information on each of these compensation elements follows.

SALARIES

    It is the Committee's objective to fix base salaries at levels that are competitive (what is perceived to be the middle of the range) to those paid to senior executives with comparable qualifications, experience and responsibilities at other companies in the electronics industry, including those companies making up the semiconductor manufacturers in the peer group line of the stock performance graph. The Committee believes that this is necessary to attract and retain the executive talent required to lead the Company, as the Company competes with a large number of companies in the electronics industry, including semiconductor manufacturers, for executive talent. At the end of each fiscal year, each Executive Officer (excluding Mr. Halla, the President and CEO) is reviewed by Mr. Halla, using the same review standards applied to all employees in the Company. Executive Officers are reviewed at the same time as all other employees. The review made in fiscal 1998 for performance in fiscal year 1997 covered results achieved on specific performance objectives and evaluation of position performance characteristics. Specific performance objectives vary depending on the Executive Officer's position and responsibilities (i.e., an operations manager may be given an objective of achieving a certain profit target for the manager's business unit while the chief financial officer may be given an objective of implementing certain financial control systems). Mr. Halla then made a recommendation to the Committee as to salary, including salary increases, based on his judgment of the Executive Officer's performance. The Committee reviewed independently these recommendations and approved, with any modifications it deemed appropriate, the annual salary, including salary increases, for the Executive Officers (other than the President and CEO). Industry, peer group and national survey results were also considered in making salary determinations to maintain parity of the Company's pay practices within the electronics industry.

    The Committee does its own review of Mr. Halla, makes its own assessment of his performance, and uses that as a basis for making salary determinations. During fiscal 1998, the Committee made an assessment of Mr. Halla's performance in fiscal 1997 and granted him a salary increase of approximately 7.7%. The Committee felt that the strategic moves made by Mr. Halla in fiscal 1997 had positioned the Company well for future growth and profitability. In addition, competitive compensation data for the electronics industry was an important factor in determining the salary increase.

ANNUAL INCENTIVE COMPENSATION

    EXECUTIVE OFFICER INCENTIVE PLAN

    Annual incentive compensation for fiscal 1998 was awarded under the Executive Officer Incentive Plan ("EOIP"). Only Executive Officers may participate in the EOIP, which is a stockholder approved plan and is modeled on the Company's Key Employee Incentive Plan that has been in effect for several years and is still available for key employees who are not Executive Officers of the Company. Under the EOIP, incentive awards are calculated at the end of the fiscal year, with the amount of the award based upon achievement of financial and other performance goals based on business criteria specified in the EOIP. At the beginning of the fiscal year, the Committee reviewed and approved, making such modifications as it deemed necessary, the recommendations of Mr. Halla and the Company's finance department for the financial and other performance goals and the specific weights assigned to the performance goals. To foster teamwork, all EOIP participants, including Mr. Halla, were given the same financial performance goals relating to profit before tax (exclusive of extraordinary items). Financial goals accounted for 50% of the total weight of each participant's goals. Other goals and weightings for each participant varied, depending on the participant's position and areas of responsibility. For example, business group managers were given goals relating to the number of products introduced by the business group during the year and manufacturing managers were given goals relating to yield and cycle time. Mr. Halla's goals were a composite of all Executive Officers' goals and included goals relating to corporate positioning, the Company's strategic imperatives, and human resources matters. Numerical measurements of goal performance were also specified by the Committee for each goal.

    At the start of the fiscal year, the Committee also set target incentive levels which established the expected value, as a percentage of base salary, of an EOIP award at a performance rating of 100%. Those target incentive levels were set for the Executive Officers at levels that would be expected to bring total annual cash compensation (salary and EOIP award paid out at a 150% performance rating) to the level that is perceived to be the top quarter of the range for senior executives at electronics manufacturers in general (again, a group that is considerably larger than the semiconductor manufacturers included in the peer group line in the stock performance graph). At the end of the fiscal year, the Committee reviewed the performance of each Executive Officer against the assigned goals, and the results of this review process were used by the Committee to determine the total EOIP performance score for each Executive Officer.

    The goals set for fiscal 1998 were extremely aggressive. With the downturn in the semiconductor industry, particularly in the second half of the fiscal year, performance on financial goals was not achieved. EOIP awards for fiscal 1998 (which appear as "Bonus" in the Summary Compensation Table) were based solely on performance on nonfinancial goals and are considerably lower than EOIP awards for fiscal 1997. Mr. Halla's EOIP award for fiscal 1998 reflects the Committee's assessment of Mr. Halla's performance solely on the nonfinancial goals.

LONG TERM INCENTIVE COMPENSATION

    STOCK OPTIONS

    Long term incentive compensation currently consists solely of stock options. For many years, the Company has provided stock options as an incentive to its executives and key employees to promote the growth and profitability of the Company. Stock options have always been viewed as a major means to attract and retain highly qualified executives and key personnel and have always been a major component of the compensation package, consistent with practices throughout the electronics and semiconductor industries.

    The Committee is responsible for the administration of the Company's stock option programs. Option grants are made under the Stock Option Plan, as amended, at the fair market price on date of grant and expire up to ten years and one day after the date of the grant. The Committee believes stock options are a competitive necessity in the electronics industry, particularly in the semiconductor portion thereof.

    As a general rule, the Committee believes that a certain portion of the compensation package for all Executive Officers, including the President and CEO, should be based on long term incentives. Since fiscal 1997, the Committee has focused long term incentives solely on stock options, as the Committee feels that options more effectively focus the Executive Officers on stock performance and align the interests of the Executive Officers with the Company's stockholders.

    In fixing the grants of stock options to Executive Officers, including the Named Officers and Mr. Halla, the Committee reviewed with Mr. Halla the recommended individual awards, taking into account the respective scope of accountability, strategic and operational goals, anticipated performance requirements and contributions of each Executive Officer, as well as valuation of the total compensation package from a long term perspective to make it competitive with those paid in the electronics industry. In accordance with this analysis, the Committee granted Mr. Halla an option for 250,000 shares during fiscal 1998.

PERFORMANCE AWARD PLAN

    The Committee has ceased to grant target awards under the Performance Award Plan ("Performance Plan"). The Performance Plan provided for the award of stock and/or cash based on performance units assigned to participants at the start of Performance Plan cycles running from three to five fiscal years and the achievement of performance goals during that cycle. Target Awards, expressed in a number of performance units, were assigned in fiscal years 1993 through 1996, but no target awards have been assigned since then. The primary purpose of this change was to bring compensation of the Company's Executive Officers in line with the compensation of other senior management, which did not participate in the Performance Plan. In addition, the Committee felt that the Performance Plan was not as effective as stock options in linking executive renumeration to the performance of the stock and stockholder interests.

    The Committee has the sole power and discretion to pay Performance Plan awards in Company Common Stock, or as a combination of stock and cash, with the cash portion not to exceed 50% of the total award unless the Committee determines, due to extenuating circumstances, that it is more appropriate to pay awards entirely in cash. At the end of fiscal 1998, triggering performance goals set in fiscal 1995 for Cycle III and fiscal 1996 for Cycle IV, which were based on cumulative average growth rate and average normalized return on equity, had not been met and therefore no awards were paid for fiscal 1998. It is possible that Performance Plan awards for Cycles III and IV may be paid in the future.

LIMITATION ON DEDUCTIBILITY OF CERTAIN COMPENSATION FOR FEDERAL INCOME TAX
  PURPOSES

    The Internal Revenue Code (the "Code") precludes the Company from taking a deduction for compensation in excess of $1 million for the Named Officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee believes that the EOIP, the Stock Option Plan and the Performance Plan all qualify as performance-based compensation under the regulations issued under the Code, allowing the Company to deduct compensation paid to Executive Officers under these plans. However, the restricted stock issued to Mr. Halla in fiscal 1996 as part of his original employment package is not considered performance based under the Code, and, as such, to the extent that compensation from salary and restricted stock together exceed $1,000,000, it is not deductible. The Committee believes that this was justified because it was essential to include the restricted stock in Mr. Halla's compensation package in order to attract him to the Company.

    Submitted by members of the Stock Option and Compensation Committee:

                          J. Tracy O'Rourke--Chairman
               Modesto A. Maidique                Donald E. Weeden

                        COMPANY STOCK PRICE PERFORMANCE

    The following graph shows a five-year comparison of cumulative total stockholder returns for the Company, the Standard & Poor's 500 Stock Index and Standard & Poor's Electronics (Semiconductors) Industry Index for the five years ending May, 1998. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Standard & Poor's 500 Stock Index and Standard & Poor's Electronics (Semiconductors) Industry Index. It also assumes reinvestment of all dividends.

          COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG NSC, S&P 500 INDEX AND S&P ELECTRONICS (SEMICONDUCTORS) INDUSTRY INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                          ELECTRONICS (SEMICNDCTR) -
           NATIONAL SEMICONDUCTOR CORP.              500                S&P 500 INDEX
1993                            $100.00                       $100.00          $100.00
1994                            $132.48                       $115.34          $104.26
1995                            $170.94                       $181.45          $125.31
1996                            $111.11                       $202.75          $160.94
1997                            $192.31                       $379.48          $208.28
1998                            $111.11                       $342.79          $272.20

------------------------

* $100 invested on 5/31/93 in stock or index, including reinvestment of dividends.

    Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Stock Option and Compensation Committee Report on Executive Compensation and the preceding Company Stock Price Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or Graph be incorporated by reference into any future filings.

                  OUTSTANDING CAPITAL STOCK, QUORUM AND VOTING

    The Common Stock of the Company is its only class of voting Capital Stock. The Company's Common Stock is traded on the New York Stock Exchange and the Pacific Exchange. The record date for stockholders entitled to vote at the meeting is the close of business on August 20, 1998. At the close of business on that date, the Company had issued and outstanding 166,149,601 shares of Common Stock, $.50 par value and the closing price of the Company's Common Stock as reported in the Wall Street Journal composite transactions was $11.5625.

    To the best of the Company's knowledge and belief, as of June 28, 1998, no one individual or organization owns more than 5% of the Company's outstanding Common Stock.

    The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Common Stock of the Company is necessary to constitute a quorum at the 1998 Annual Meeting of Stockholders. Each holder of Common Stock is entitled to one vote for each share held. Unless authority to vote for any director is withheld in the proxy, votes will be cast in favor of election of all nominees. Proxies which withhold authority to vote as to specific directors shall be deemed to cast votes for those directors not so specified. If no vote is marked with respect to any matter, the shares will be voted in accordance with the Board of Directors' recommendations. Abstentions and broker non-votes are included in the determination of a quorum but neither abstentions nor broker non-votes are counted in determining the number of shares voted on proposals presented to stockholders.

                              INDEPENDENT AUDITORS

    The Board has selected the accounting firm of KPMG Peat Marwick LLP ("KPMG") to continue to serve as the Company's independent auditors for the fiscal year ending May 30, 1999. Management has not followed the practice of presenting the selection of auditors to the stockholders for approval. A representative of KPMG is expected to attend this meeting and will be available to respond to stockholders' questions or make a statement if he or she desires to do so.

    Audit services provided by KPMG in fiscal 1998 included the examination of the Company's consolidated financial statements for the year ended May 31, 1998, the review of various filings with the Securities and Exchange Commission, and statutory audits of certain foreign subsidiaries.

    The audit services provided to the Company by KPMG were approved by the Audit Committee of the Board prior to being rendered. Other specific services were approved by officers of the Company after a determination that none of such services would affect KPMG's independence as auditors of the Company's financial statements based upon guidelines previously approved by the Audit Committee.

                             STOCKHOLDER PROPOSALS

    Stockholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 1999 Annual Meeting of Stockholders of the Company, provided that such proposals are received in writing by the Company no later than April 20, 1999, and provided that such proposals are otherwise in compliance with applicable law and regulations. Proposals received after June 25, 1999 will be considered untimely. Management proxies will be voted at the discretion of management if proponents intending to present proposals at the 1999 Annual Meeting fail to so notify the Company by that date.

                                 ANNUAL REPORT

    This Proxy Statement has been preceded or accompanied by the Annual Report for the fiscal year ended May 31, 1998. Stockholders are referred to such report for financial and other information about the activities of the Company, but except for those pages specifically incorporated in this Proxy Statement, such report is not to be deemed a part of the proxy soliciting material.

                                   FORM 10-K

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, ON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (NOT INCLUDING EXHIBITS TO THE FORM 10-K). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, MAIL STOP 10-397, NATIONAL SEMICONDUCTOR CORPORATION, 2900 SEMICONDUCTOR DRIVE, P.O. BOX 58090, SANTA CLARA, CALIFORNIA 95052-8090.

                           INCORPORATION BY REFERENCE

    According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the following document or portion thereof is incorporated by reference: "Executive Officers of the Registrant" from Part I of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998.

                           KEEP YOUR ADDRESS CURRENT

    Keep the Company's transfer agent, Boston EquiServe L.P., informed of your current address. Increasing enforcement of escheat laws has forced the Company to turn over to a number of states shares belonging to stockholders for whom mailings have been returned as undeliverable. This occurs even if the Company does not have physical possession of your stock certificate. Boston EquiServe L.P.'s address is P.O. Box 644, Boston, Massachusetts 02102.

                                 OTHER MATTERS

    Management knows of no other matters which will be brought before the meeting. If any such matters are properly brought before the meeting, however, the persons named in the form of proxy will vote in accordance with their best judgment.

    Whether or not you plan to attend the meeting, please provide your proxy at the earliest convenience either by telephone, the internet, or by signing, dating and returning the enclosed proxy in the enclosed postpaid envelope.

                                                 [SIGNATURE]

                                          JOHN M. CLARK III
                                          SECRETARY

August 20, 1998

                                                                    0618-prox-98

                                  DETACH HERE
-------------------------------------------------------------------------------
                                     PROXY

                      NATIONAL SEMICONDUCTOR CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             1998 ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 25, 1998

   The undersigned acknowledges receipt of (a) Notice of 1998 Annual Meeting of the Stockholders of the Company to be held on September 25, 1998, (b) accompanying Proxy Statement, and (c) Annual Report of the Company for its fiscal year ended May 31, 1998. Brian L. Halla and John M. Clark III, or either of them, with power of substitution and revocation, are hereby appointed Proxies of the undersigned to vote all stock of National Semiconductor Corporation (the "Company") which the undersigned is entitled to vote at the 1998 Annual Meeting of Stockholders to be held in the Oak/Fir Ballrooms of the Doubletree Hotel, 2050 Gateway Place, San Jose, California on September 25, 1998 or any adjournment thereof, with all powers which the undersigned would possess if personally present, upon such business as may properly come before the meeting or any adjournment thereof.

   THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A FOR VOTE ON EACH ITEM AND SHARES WILL BE SO VOTED UNLESS OTHERWISE DIRECTED.

   YOU MAY ALSO VOTE VIA TELEPHONE OR INTERNET. SEE INSTRUCTIONS ON REVERSE
SIDE.

-----------                                                     -----------
SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE
    SIDE                                                            SIDE
-----------                                                     -----------

       VOTE VIA TELEPHONE OR THE INTERNET -- IT'S QUICK, EASY AND IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

TELEPHONE VOTING:

/ / There is NO CHARGE for this call from U.S. locations.
/ / On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day
    - 7 days a week.
/ / You will be asked to enter the Control Number which is located above your name and address below.

-------------------------------------------------------------------------------
       OPTION #1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1.
-------------------------------------------------------------------------------

       Your vote will be confirmed and cast as you directed. END OF CALL.

-------------------------------------------------------------------------------
OPTION #2: If you choose not to vote as the Board of Directors recommends, press 2. You will hear the instructions.
-------------------------------------------------------------------------------

       Your vote will be confirmed and cast as you directed. END OF CALL.


INTERNET VOTING:

/ / AS WITH ALL INTERNET ACCESS, USAGE OR SERVER FEES MUST BE PAID BY THE
    USER.

Visit our Internet voting site at HTTP://WWW.EQUISERVE.COM/PROXY/ and follow the instructions on your screen. These instructions are similar to those above for telephone voting.

-------------------------------------------------------------------------------
If you vote via telephone or the Internet, it is not necessary to return your proxy by mail. THANK YOU FOR VOTING.
-------------------------------------------------------------------------------

                                  DETACH HERE
-------------------------------------------------------------------------------

/X/ PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

 1. ELECTION OF DIRECTORS.
    NOMINEES: Brian L. Halla, Gary P. Arnold,
    E. Floyd Kvamme, Modesto A. Maidique,
    Edward R. McCracken, J. Tracy O'Rourke,
    Donald E. Weeden.

    For / /                Withheld  / /


    ___________________________________
    Instruction: to withhold authority                MARK HERE
    to vote for any individual nominee,               FOR ADDRESS  / /
    write that nominee's name in the                  CHANGE AND
    space provided above.                             NOTE AT LEFT

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH PROPOSAL.

In their discretion the Proxies are authorized to vote on such other matters as may properly come before the meeting or any adjournment thereof.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE.

Signature:                                        Date:
          ------------------------------------          ----------------

Signature:                                        Date:
          ------------------------------------          ----------------